Exhibit 5.1
January 18, 2006
Gladstone Commercial Corporation
1521 Westbranch Drive, Suite 200
McLean, Virginia 22102
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the sale by Gladstone Commercial Corporation, a Maryland corporation (the “Company”), of up to one million, one hundred fifty thousand (1,150,000) shares of the Company’s 7.75% Series A Cumulative Redeemable preferred stock, $0.001 par value (the “Shares”), including one hundred and fifty thousand (150,000) shares that may be sold pursuant to the exercise of an over-allotment option, pursuant to a Registration Statement on Form S-3 (Registration No. 333-128783) (the “Registration Statement”), the related prospectus dated October 24, 2005 (the “Prospectus”) and the prospectus supplement dated January 18, 2006 (the “Prospectus Supplement”), each as filed with the Securities and Exchange Commission (the “Commission”). All of the Shares are to be sold by the Company as described in the Registration Statement and related Prospectus and Prospectus Supplement.
In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus included therein, the Prospectus Supplement filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended, the Company’s Articles of Amendment and Restatement of the Articles of Incorporation, the Articles Supplementary establishing and fixing the rights and preferences of the 7.75% Series A Cumulative Redeemable Preferred Stock and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold in accordance with the Registration Statement and the related Prospectus and the Prospectus Supplement, will be validly issued, fully paid and nonassessable.
We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.
Sincerely,
/s/ Christian E. Plaza
Cooley Godward LLP